UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2022

GERON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20859	75-2287752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

919 E. HILLSDALE BLVD., SUITE 250
FOSTER CITY, california	94404
(Address of principal executive offices)	(Zip Code)

(650) 473-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	GERN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2022 (the “Effective Date”), Geron Corporation (the “Company”) entered into a second amendment (the “second amendment”) to the Loan and Security Agreement dated September 30, 2020, as amended (the “Loan Agreement”) with Hercules Capital, Inc., as administrative agent and collateral agent (in such capacity, the “Agent”) and a lender, and Silicon Valley Bank, as a lender (collectively with Hercules Capital, Inc., the “Lenders”). Under the second amendment, the aggregate principal amount available to the Company increased from $75 million to $125 million (the “Term Loan”), with such principal being available in a series of tranches, subject to certain terms and conditions. As of June 30, 2022, the total outstanding principal amount under the Loan Agreement is $50 million.

The tranches for the remaining $75 million of the Term Loan (the “Remaining Tranches”) available to the Company are as follows: a) the first remaining tranche of $20 million (the “First Tranche”) is available within 30 days of the achievement of certain clinical and financial milestones until September 15, 2023, subject to the achievement of such milestones; b) the second remaining tranche of $10 million is available from January 1, 2023 until December 15, 2023, subject to the achievement of certain clinical and regulatory milestones, and satisfaction of certain other requirements; c) the third remaining tranche of $20 million is available from September 15, 2023 until September 15, 2024, subject to the achievement of certain clinical and regulatory milestones, and satisfaction of certain capitalization requirements; and d) the final tranche of $25 million is available through December 31, 2024, subject to the Lenders’ approval. With the exception of the final tranche, and subject to achievement of the applicable milestones and other requirements with respect to each tranche, utilization of the Remaining Tranches under the Term Loan is at the Company’s election.

Under the second amendment, the Company is required to pay 1.0% facility charge for each of the remaining tranches that is drawn down by the Company after the Effective Date, including 0.5% of facility charge with respect to the First Tranche paid at the Effective Date. If the Company chooses to prepay the principal with respect to any Remaining Tranche drawn down after the Effective Date, any such prepayment within the first 36 months after the Effective Date will be subject to a prepayment charge equal to 1.5% of the principal amount prepaid. No prepayment charge will be assessed for any prepayment occurring more than 36 months after the Effective Date.

The maturity date, interest only payment dates, end of term charges, collateral, events of default, representations, warranties and covenants remain consistent with the terms of the original Loan Agreement, except as follows:

●

Beginning June 1, 2022 and prior to the potential achievement by the Company of regulatory approval for imetelstat (the “potential Regulatory Approval”), if any, the Company is required to maintain a minimum cash balance in an amount equal to the greater of: 50% of the outstanding principal amount under the Loan Agreement or $30 million.

●

After the potential Regulatory Approval, if any, the minimum cash requirement may be satisfied through one of the following three options, as elected by the Company: a) maintaining a cash balance in an amount not less than 40% of the outstanding principal amount under the Loan Agreement; b) maintaining a cash balance in an amount not less than 25% of the outstanding principal amount under the Loan Agreement, if the Company’s market cap is or exceeds $750 million; or c) maintaining six month net product revenues of at least 70% of net product revenues forecasted by the Company, should any potential Regulatory Approval for imetelstat be obtained.

The descriptions of the second amendment to the Loan Agreement contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the second amendment to the Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERON CORPORATION

Date: June 30, 2022	By:	/s/ Stephen Rosenfield
		Name:	Stephen N. Rosenfield
		Title:	Executive Vice President,
Chief Legal Officer and
Corporate Secretary